CERTIFICATE OF AMENDMENT OF

                         CERTIFICATE OF INCORPORATION OF

                           NATIONAL DATACOMPUTER, INC.

         NATIONAL DATACOMPUTER, INC., a corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware (the "Corporation"), DOES HEREBY CERTIFY:

         FIRST: That at a meeting on July 25, 1996, all of the directors and at a meeting on October 4, 1996, a majority of the stockholders of NATIONAL DATACOMPUTER, INC. adopted the following resolution amending of the Certificate of Incorporation of said Corporation.

         RESOLVED:         That the first  paragraph  of  Article  FOURTH of the
                           Company's Certificate of Incorporation be, and hereby is, deleted in its entirety and the following be, and hereby is, inserted in place thereof:

                                    "FOURTH:  The total  number of shares of all
                           classes of stock which the Corporation shall have authority to issue is twenty million fifty thousand (20,050,000), of which twenty million (20,000,000)
                           shares are to be Common Stock, of the par value of two cents ($.02) each, and fifty thousand (50,000) shares are to be Preferred Stock, of the par value of one tenth of one cent ($.001) each, of which twenty
                           (20) shares have been designated as Series A Convertible Preferred Stock, of the par value of one tenth of one cent ($.001) each, and four thousand two hundred (4,200) shares have been designated as Series B Convertible Preferred Stock, of the par value of one tenth of one cent ($.001) each, amounting in the aggregate to Four Hundred Thousand Fifty and 00/100 Dollars ($400,050.00)."


         SECOND: That said amendment was duly adopted in accordance with the provisions of Section 242 of the General Corporation Law of the State of Delaware.

         IN WITNESS WHEREOF, the said NATIONAL DATACOMPUTER, INC. has caused its corporate seal to be hereunto affixed and this Certificate of Amendment to be signed by its President and Secretary this 13th day of December, 1996.


                                        NATIONAL DATACOMPUTER, INC.


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                                        Malcolm M. Bibby, Ph.D., President

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Malcolm M. Bibby, Ph.D., Secretary